Exhibit 10.20

April 15, 2014

Thomas D. Anderson

721 Willow Run Road

P.O. Box 232

Gwynedd Valley, PA 19437

Re:	Employment by Sage Therapeutics. Inc.

Dear Tom:

Sage Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Commercial Strategy Officer reporting to the Chief Executive Officer.

In this role, you will:

•	Serve as an executive leadership team member to help drive company strategy, including interfacing with SAGE’s Board of Directors.

•	Oversee commercial strategy, development of commercial models to facilitate portfolio prioritization, and oversee business development in conjunction with the global development lead.

•	Key contributor to business development strategy and operations

•	Maximize the commercial value of the SAGE portfolio across all territories providing an adequate return to shareholders.

•	Be expected to thrive in a fast-paced, dynamic and nimble environment of an emerging start-up company that depends on strong links and collaboration with SAGE colleagues, suppliers, business partners, academia and non-profit organizations.

•	Serve as commercial and business strategy leader for CNS/Neurology products at various stages of development.

•	Create, develop and further refine the commercial strategies for long-term planning at a cross-functional level for product, consistent with the corporate and franchise objectives.

•	Assist and support CEO with preparing the commercial business case(s) to investors, Board members, analysts, external parties as requested.

P (617) 299-8380    —    F (617) 299-8379    —    215 First Street, Cambridge, MA 02142

•	Collaborate with the Head of Business Development in determining the value of products and the portfolio as it pertains to developing negotiation strategies with potential partners.

•	Provide commercial leadership in determining the franchise products’ strategy, positioning and co-positioning, pricing and reimbursement, market access, launch preparedness and sales and marketing execution planning globally.

•	Provide commercial and business guidance in support of global clinical trials.

•	Develop deep relationships with key stakeholders in the CNS/Neurology marketplace including KOL’s, payers, patient advocacy groups, etc.

•	Proactively identify issues that will impact programs and provide strategies to address them and communicate to the executive leadership and project teams.

•	Drive decision making in the cross-functional teams with respect to business strategy and commercial issues.

•	With approvals, commission marketing research, pricing & reimbursement, sales sizing & deployment, etc. to provide new insights into clinical trial designs and for developing target markets.

•	Create a commercial development and execution plan.

•	Hire, develop, manage and retain top talent across Strategy, Commercial and Business Development.

Your effective date of hire as a regular, full-time employee (the “Start Date”) will be May 5, 2014.

Your compensation for this position will be at the rate of $300,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances as factors. All payments are subject to legally required tax withholdings.

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 575,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares will vest on the first

P (617) 299-8380    —    F (617) 299-8379    —    215 First Street, Cambridge, MA 02142

anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

To help you relocate from Pennsylvania to Massachusetts, you will be eligible for a relocation bonus not to exceed $100,000. Typical costs associated with relocation include the moving of household goods, storage, temporary living and transportation to your final move destination. Corporate relocation can have personal tax implications. Please contact your tax advisor for more information related to the tax implications of your relocation. If you leave Sage within two (2) years of receiving reimbursement of these expenses, you are required to repay Sage for the total of such amounts within one week of your termination date, and any money owed may be deducted from your last paycheck and/or expense report.

You will perform your services from the Company’s offices in Cambridge, MA. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than April 18, 2014.

P (617) 299-8380    —    F (617) 299-8379    —    215 First Street, Cambridge, MA 02142

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to Teresa Regan. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Jeff Jonas
Jeff Jonas
President & Chief Executive Officer
Sage Therapeutics, Inc.

Accepted and Agreed:

/s/ Thomas D. Anderson
Thomas D. Anderson

4/15/14
Date

P (617) 299-8380    —    F (617) 299-8379    —    215 First Street, Cambridge, MA 02142